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March 19, 2001                                                       Exhibit 18

PICO Holdings, Inc.
875 Prospect Street Suite 301
La Jolla, California 92037

Dear Sirs:

We have audited the financial statements of PICO Holdings, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in your Annual Report on Form 10-K to the Securities and Exchange Commission ("SEC") and have issued our report thereon dated March 19, 2001, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting for medical professional liability claims reserves. Note 24 to such financial statements contains a description of your change during the year ended December 31, 2000, to account for discounting of liabilities for unpaid losses and loss adjustment expense liabilities consistent with the change in accounting for unpaid losses and loss adjustment expense liabilities as required by the Ohio Department of Insurance. The change is consistent with the guidance provided by SEC Staff Accounting Bulletin Topic 5N. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,




/s/ DELOITTE & TOUCHE LLP